UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 28, 2024
CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

500 Eldorado Blvd., Building 5
Broomfield,	Colorado	80021
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	CROX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.45) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Anne Mehlman Promotion

On January 28, 2024, Anne Mehlman, the Company’s current Executive Vice President and Chief Financial Officer, was appointed to succeed Michelle Poole as Executive Vice President and Crocs Brand President effective May 3, 2024. Ms. Mehlman will continue to serve as Chief Financial Officer until both a replacement Chief Financial Officer is appointed and Michelle Poole, the Company’s current Executive Vice President, Brand President for Crocs, transitions to her new role as Special Advisor on May 3, 2024, as detailed below. Ms. Mehlman will continue to report to Andrew Rees, the Company’s Chief Executive Officer.

Ms. Mehlman, age 43, has served as the Company’s Executive Vice President and Chief Financial Officer since August 2018. Her full bio can be found in the Company’s Proxy Statement dated April 27, 2023.

In connection with Ms. Mehlman’s promotion to Executive Vice President and Crocs Brand President, and as set forth in her promotion offer from the Company (the “Offer”), effective February 1, 2024, Ms. Mehlman’s annual base salary will be increased to $750,000 per year and she will be eligible to participate in the Company’s annual bonus plan with a target bonus of 125% of her earnings for the 2024 plan year. Ms. Mehlman will be eligible to participate in the Company’s long-term incentive plan, subject to the terms and conditions of the then-current plan, with a target equity award value of 180% of her base salary. Ms. Mehlman will also receive, pursuant to the terms and provisions of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), a $4,000,000 equity grant, 50% of which will be time-based restricted stock units (the “RSUs”) and 50% of which will be performance-based restricted stock units (the “PSUs”). The RSUs and the PSUs will each vest on terms consistent with equity grants made to the Company’s other named executive officers.

Pursuant to the terms of the Offer, if Ms. Mehlman is terminated by the Company without “Cause” (as defined in the Offer), subject to her execution of a general release of claims, she will be entitled to receive a lump sum payment equal to her then-current base salary. Ms. Mehlman will also remain eligible to participate in the Company’s Change in Control Plan (the “CIC Plan”) with a Severance Payment Percentage (as defined in the CIC Plan) of 200%, subject to the terms and conditions of the CIC Plan. The Offer also provides for a non-competition covenant and non-solicitation of employees covenant, each of which is consistent with those set forth in the offer letters previously entered into by the Company’s other named executive officers.

There are no arrangements or understandings between Ms. Mehlman and any other person pursuant to which Ms. Mehlman was appointed as Executive Vice President and Crocs Brand President. Ms. Mehlman does not have any family relationship with any director or officer of the Company or any other person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Ms. Mehlman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of Ms. Mehlman’s new compensation arrangement and terms thereof does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2024.

Michelle Poole Retirement

Also, on January 28, 2024, Michelle Poole notified the Company that she intends to retire as Executive Vice President, Brand President for Crocs effective May 3, 2024. In connection with her retirement and the services Ms. Poole will provide during the Special Advisor Period (as defined below), the Company and Ms. Poole entered into a transition arrangement (the “Transition Arrangement”). Pursuant to the Transition Arrangement, beginning on May 3, 2024 and continuing through April 1, 2025 (the “Separation Date” and, such period of time, the “Special Advisor Period”), Ms. Poole will transition to the role of Special Advisor. During the Special Advisor Period, Ms. Poole has agreed to remain available during reasonable business hours for consultation and assistance to ensure a smooth transition of her role and responsibilities to Ms. Mehlman and will be entitled to a base salary of $100,000 per year and continued health benefits at current rates and coverages through the Separation Date.

In addition, equity awards previously granted to Ms. Poole under the 2020 Plan and any other relevant plans will continue to vest through the Separation Date. However, Ms. Poole will not be eligible to participate in the Company’s annual bonus plan during 2024 or 2025, nor will be she be eligible to participate in the Company’s long-term incentive plan during 2024 or 2025.
The foregoing description of the Transition Arrangement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement detailing the Transition Arrangement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2024.

Item 7.01. Regulation FD Disclosure.

On February 1, 2024, the Company issued a press release announcing the leadership changes. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Crocs, Inc. press release dated February 1, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: February 1, 2024	By:	/s/ Daniel P. Hart
Daniel P. Hart
Executive Vice President, Chief Legal and Risk Officer

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